EXHIBIT 5.1

Law Offices of Joseph L. Pittera

1308 Sartori Avenue

Suite 109

Torrance, California 90501

Telephone (310) 328-3588

Facsimile (310) 328-3063

E-mail: jpitteralaw@gmail.com

Axis Research & Technologies, Inc.

16662 Hale Avenue

Irvine, California 92606

Ladies and Gentlemen:

We have acted as counsel to Axis Research & Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-1 with the Securities and Exchange Commission (the “Registration Statement”) relating to an aggregate of 10,000,000 shares of the Company’s Common Stock, $ .0001 par value per share, to be offered pursuant to the Registration Statement, and 922,000 shares of common stock, $ .0001 par value per share, which are being registered by the selling security holders.

In our opinion, the shares to be offered pursuant to the Registration Statement have been duly authorized and when sold and issued in the manner specified in the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof in connection with the matters referred to under the caption “Legal Matters” in such prospectus. The filing of this consent shall not be deemed an admission that the undersigned is an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/S/ Joseph Pittera

Joseph Pittera